Exhibit 99.1

NEWS RELEASE

        Biophan Technologies Files 10-Q For Quarter Ended August 31, 2005

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                     Company Discloses Results of Operations

Rochester, NY--October 17, 2005--Biophan Technologies, Inc. (OTC BB: BIPH), a leading developer of next-generation biomedical technology, today announced the filing of the Company's 10-Q quarterly report for the second quarter of fiscal 2006.

"Our progress over the last quarter has been significant," stated Biophan CEO Michael Weiner. "We successfully executed a number of the key strategic initiatives and made substantial progress in a number of new areas. Among the quarter's milestones were the closing of major technology licensing, equity investment, and favorable financing agreements that validated our business strategy, technology portfolio, and development programs."

The results of operations for the three months ended August 31, 2005 reflect a net loss of $6,023,478 which includes non-cash charges of $3,110,075 for the grant of stock options for services and for options previously granted to executive officers and non-employee directors that vested on a contingent basis upon the achievement of specified performance-based milestones.

"These contingent grants were made to incentivize our management team to reach major goals, including the financing and licensing agreements, as well as goals such as the listing of our stock on a major exchange," said CEO Michael Weiner. "I am proud to say that two of these goals were successfully attained as a result of work by our employees and senior management team, and the third is expected before the close of our fiscal year."

For the six months ended August 31, 2005, the Company incurred a net loss of $9,433,316 which includes a non-cash charge to earnings of $4,572,157 for the grants of stock options for services and the vesting of contingent options as explained above. The actual net cash used in operations for the period was $3,428,837 compared with $2,148,776 for the six months ended August 31, 2004.

About Biophan Technologies
Biophan develops and markets cutting-edge technologies designed to make biomedical devices safe and image compatible with the magnetic resonance imaging
(MRI) environment. The Company develops technologies that enable implanted medical systems such as pacemakers, interventional surgical devices such as catheters and guidewires, and devices such as stents to be safely and effectively imaged under MRI. Biophan is developing these same technologies to provide new MRI contrast agents. Other applications include drug delivery and power systems derived from body heat. Four Biophan technologies include advances in nanotechnology and thin film coatings. Committed to growth through innovation and developmental leadership, Biophan and its licensors now hold a total of 156 U.S. patents, licenses, or applications. This total includes 42 issued U.S. patents, 8 recently-allowed applications that will issue as patents in the near future, and 106 pending applications at various stages of examination at the U.S. Patent and Trademark Office, plus international applications. The patents cover areas including nanotechnology (nanomagnetic particle coatings), medical device designs, radio frequency filters, polymer composites, thermoelectric materials for batteries generating power from body heat, and photonics. Biophan has joint development and licensing agreements with Boston Scientific and NASA's Ames Center for Nanotechnology. Biophan's goal is to make all biomedical devices capable of safely and successfully working with MRI, and delivering other technologies which will improve quality of life. Biophan is also listed on the Frankfurt Stock Exchange under the ticker symbol "BTN." For more information, please visit www.biophan.com.

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Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expects, or believes may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology, the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
     Biophan Technologies, Inc.
     Carolyn Hotchkiss, 585-214-2407
     or
     Press Interviews:
     Jennifer Gould, 212-843-8037